Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations
678-518-3278

Neenah Reports Second Quarter 2019 Results
E.P.S. of $0.80 per share ($0.95 Adjusted E.P.S.)

ALPHARETTA, GEORGIA — August 6, 2019 — Neenah, Inc. (NYSE:NP) today reported second quarter 2019 results.

Second Quarter Highlights

•
Net sales of $253.4 million decreased 7 percent compared with $271.3 million in the prior year. On a constant currency basis and excluding the impact of the December 2018 sale of the Brattleboro mill, net sales were down 2 percent.

•	GAAP earnings per diluted common share (E.P.S.) of $0.80 compared with a loss of ($0.29) per share in 2018.

•
On an adjusted basis, 2019 quarterly E.P.S. of $0.95 compared to $1.18 in the prior year period. Pre-tax adjusting items of $3.5 million in the second quarter of 2019 included $2.0 million for accelerated depreciation and other costs related to the planned idling of a fine paper machine, $0.9 million for restructuring and other non-routine costs and $0.6 million for costs related to resolution of an indirect tax audit for 2012-15. Pre-tax adjusting items of $33.3 million in 2018 were largely comprised of a non-cash impairment loss related to the Brattleboro mill prior to its sale. Adjusted E.P.S. is a non-GAAP measure used to enhance understanding and comparability of year-on-year results. Details on adjusting items and a reconciliation to comparable GAAP measures is shown later in this release.

•	Cash generated from operations of $38.0 million increased from $31.7 million in the second quarter of 2018. Cash flows in 2019 were used to reduce debt in the quarter by $23.0 million.

•	Quarterly cash dividends paid of $0.45 per share in 2019 increased 10 percent from $0.41 per share in the prior year period.

“Our improving performance versus the first quarter reflects benefits from the actions taken by our teams to manage costs and pricing, as well as a moderation of input cost pressures. Although market demand and external conditions are not robust, I was pleased with our strong growth in filtration, improved operating margins in both business segments, and significantly increased cash flow,” said John O’Donnell, Chief Executive Officer. “We remain committed to using near term cash flow to reduce debt and maintain a strong balance sheet, and provide an attractive dividend for our shareholders. At the same time, we continue to make progress on organic initiatives that are catalysts for longer term growth, and remain vigilant and disciplined in executing our strategy to pursue additional value-adding growth opportunities.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $253.4 million in the second quarter of 2019 decreased 7 percent compared with $271.3 million in the second quarter of 2018. The decline in revenues resulted from lower volumes in both segments, reflecting the divestiture of the Brattleboro mill in December 2018 and weaker global market conditions. Increased selling prices in both segments and a more favorable Technical Products mix more than offset $4.4 million of unfavorable currency translation effects. On a constant currency basis and excluding the sale of Brattleboro, sales declined 2 percent compared with the prior year.

Selling, general and administrative (SG&A) expense of $26.9 million in the second quarter of 2019 increased from $25.2 million in the prior year primarily due to timing of expenses.

Operating income of $19.8 million in the second quarter of 2019 increased $24.1 million compared to a loss of $4.3 million in 2018. Excluding pre-tax adjustments of $3.5 million in 2019 and $33.3 million in 2018, adjusted operating income decreased 20 percent from $29.0 million to $23.3 million. The decrease in income resulted from lower sales and production volumes and associated manufacturing cost inefficiencies, as well as $1.7 million of higher SG&A and $0.5 million of unfavorable currency impacts. These items were partly offset by benefits from higher selling prices of $5.9 million that exceeded $4.1 million of increased input costs.

Net interest expense of $3.0 million in the second quarter of 2019 declined compared with $3.3 million in the second quarter of 2018 primarily as a result of lower debt in 2019.

The effective income tax rate was 19 percent in the second quarter of 2019 and negative 37 percent in the second quarter of 2018. The effective tax rate in the prior year period was significantly impacted by the impairment loss from the sale of the Brattleboro mill, as similar sized reconciling items had a larger percentage impact on lower pre-tax book income. Excluding the impairment loss, the tax rate in the second quarter of 2018 was 21 percent.

Cash Flow and Balance Sheet Items

Cash provided from operations in the second quarter of 2019 was $38.0 million and increased compared with $31.7 million in the second quarter of 2018. Higher cash flows in 2019 resulted primarily from significant improvements in working capital that more than offset lower cash earnings.

Capital spending of $4.7 million in the second quarter of 2019 decreased from $8.2 million in the prior year.

Debt as of June 30, 2019 was $223.7 million and decreased from $246.1 million as of March 31, 2019. Cash and cash equivalents as of June 30, 2019 were $8.1 million and compared to $7.6 million as of March 31, 2019.

Quarterly Segment Results

Technical Products quarterly net sales of $146.4 million in 2019 decreased 5 percent, from $153.9 million in the prior year, and were down 2 percent on a constant currency basis. The revenue decline resulted from lower backings volumes and $4.4 million of unfavorable foreign currency effects, partly offset by volume growth in filtration, higher selling prices and a higher value sales mix.

Operating income of $12.5 million in the second quarter of 2019 decreased $3.3 million compared with prior year income of $15.8 million. Excluding $0.4 million of adjusting items for 2019 and $1.8 million of adjusting items for 2018, adjusted operating income of $12.9 million in 2019 decreased $4.7 million from $17.6 million in the prior year. Operating income decreased as a result of lower sales and production volumes and associated manufacturing cost inefficiencies, as well as higher SG&A expense and $0.5 million of unfavorable currency translation impacts. Increased selling prices and a higher value mix more than offset $2.2 million of higher input costs.

Fine Paper and Packaging quarterly net sales of $107.0 million in 2019 decreased 8 percent, from $115.8 million in the prior year. Approximately 75 percent of the revenue decline was due to the sale of Brattleboro, with the remainder due to lower commercial print volume and a less favorable sales mix that was only partly offset by higher selling prices and growth in premium packaging.

Operating income of $12.9 million in the second quarter of 2019 increased $21.7 million from a loss of $8.8 million in the prior year as 2018 included $25.5 million of costs primarily related to the Brattleboro mill impairment loss whereas 2019 included $3.0 million of non-routine costs. Excluding these items, adjusted operating income of $15.9 million in 2019 decreased $0.8 million from $16.7 million in the prior year, as a result of lower volume and a less favorable sales mix. Increased selling prices in the quarter were mostly able to offset $1.9 million of higher input costs.

Unallocated Corporate costs in the second quarter of 2019 were $5.6 million and increased compared with $5.1 million in the prior year period primarily due to timing of certain expenditures.

Other segment operating results in the second quarter of 2018 were a loss of $6.2 million, which included $5.8 million for a portion of the Brattleboro impairment loss. Following the sale of the Brattleboro mill in December 2018, the Other segment is no longer being recognized.

Year-to-Date

Consolidated net sales of $493.1 million for the six months ended June 30, 2019 were $44.7 million lower than the prior year as a result of lower volumes, including the divestiture of the Brattleboro mill, and unfavorable currency effects, partially offset by increased selling prices and a higher-value sales mix.

Consolidated operating income of $37.2 million for the six months ended June 30, 2019 increased $17.4 million from the prior year period. The increase was mainly due to the absence of a $32.0 million impairment loss related to the divestiture of the Brattleboro mill recognized in 2018. Excluding $3.5 million of adjustments in 2019 and $34.1 million of adjustments in 2018, adjusted operating income decreased $13.2 million, primarily due to lower sales and production volumes, and associated manufacturing cost inefficiencies.

Year-to-date net income from continuing operations of $25.4 million increased $14.0 million compared with $11.4 million in 2018. After excluding the 2019 after-tax adjustments of $2.6 million, and the 2018 after-tax adjustments of $26.5 million, the decrease in net income of $9.9 million in 2019 was due to a decrease in adjusted operating income.

Year-to-date earnings per diluted common share from continuing operations of $1.49 in 2019 increased from $0.66 in 2018. After excluding $0.16 per share of adjustments in 2019 and $1.55 per share of adjustments in 2018, year-to-date adjusted earnings per share in 2019 and 2018 were $1.65 and $2.21, respectively. A complete listing of adjustments for 2019 and 2018 is provided in the GAAP reconciliation table in the next section.

Cash provided by operating activities of $41.0 million for the six months ended June 30, 2019 was $1.2 million higher than $39.8 million in the prior year period. The increase in cash flow resulted primarily from additional cash generated through changes in working capital, partly offset by lower cash earnings.

Capital expenditures for the six months ended June 30, 2019 were $9.0 million compared to $15.8 million in the prior year period. For 2019, full-year capital expenditures are expected to be at the low end of a targeted range of 3 to 5 percent of net sales.

Debt as of June 30, 2019 of $223.7 million was $15.4 million lower compared with $239.1 million as of December 31, 2018. Cash and cash equivalents of $8.1 million as of June 30, 2019 decreased $1.8 million compared with cash and cash equivalents of $9.9 million as of December 31, 2018.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

	Second Quarter		YTD
Continuing Operations ($ Millions)	2019	2018	2019	2018
GAAP Operating Income (Loss)	$19.8	$(4.3)	$37.2	$19.8
Impairment loss	—	32.0	—	32.0
Idled paper machine costs	2.0	—	2.0	—
2012-15 indirect tax audit costs	0.6	—	0.6	—
Restructuring and other non-routine costs	0.9	0.3	0.9	0.3
Pension settlement and other benefit costs	—	1.0	—	1.8
Adjusted Operating Income	$23.3	$29.0	$40.7	$53.9

GAAP Income (Loss)	$13.6	$(4.8)	$25.4	$11.4
Impairment loss	—	24.0	—	24.0
Idled paper machine costs	1.5	—	1.5	—
2012-15 indirect tax audit costs	0.4	—	0.4	—
Restructuring and other non-routine costs	0.7	0.2	0.7	0.2
Pension settlement and other benefit costs	—	0.8	—	1.4
Tax adjustments	—	—	—	0.9
Adjusted Income	$16.2	$20.2	$28.0	$37.9

GAAP Earnings (Loss) per Diluted Common Share	$0.80	$(0.29)	$1.49	$0.66
Impairment loss	—	1.41	—	1.41
Idled paper machine costs	0.08	—	0.09	—
2012-15 indirect tax audit costs	0.03	—	0.03	—
Restructuring and other non-routine costs	0.04	0.02	0.04	0.01
Pension settlement and other benefit costs	—	0.04	—	0.08
Tax adjustments	—	—	—	0.05
Adjusted Earnings per Share	$0.95	$1.18	$1.65	$2.21

Diluted Shares	16,910	16,827	16,914	16,989

Conference Call

A conference call and webcast to discuss second quarter earnings and other matters of interest will be held as noted below. To participate actively in the call, parties should use the telephone dial-in numbers.

Date: Wednesday, August 7, 2019
Time: 11:00 AM (EDT)
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call

Interested parties are invited to listen to the call live via webcast by visiting www.neenah.com and clicking on Investor Relations. Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section. An archive of the webcast will be available on the Company's web site until September 6, 2019.

A replay of the call will be available until August 14, 2019, with dial-in numbers of (877) 344-7529 in the U.S., (855) 669-9658 in Canada, and (412) 317-0088 international, using conference ID 10133483.

About Neenah

Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$253.4	$271.3	$493.1	$537.8
Cost of products sold	202.7	216.2	398.7	430.3
Gross profit	50.7	55.1	94.4	107.5
Selling, general and administrative expenses	26.9	25.2	52.2	52.0
Impairment loss	—	32.0	—	32.0
Restructuring and other non-routine costs	3.5	0.3	3.5	0.3
Pension settlement and other benefit costs	—	1.0	—	1.8
Other expense - net	0.5	0.9	1.5	1.6
Operating income (loss)	19.8	(4.3)	37.2	19.8
Interest expense - net	3.0	3.3	6.2	6.6
Income (loss) from continuing operations before income taxes	16.8	(7.6)	31.0	13.2
Provision (benefit) for income taxes	3.2	(2.8)	5.6	1.8
Net income (loss)	$13.6	$(4.8)	$25.4	$11.4

Earnings (Loss) Per Common Share
Basic	$0.80	$(0.29)	$1.50	$0.67
Diluted	$0.80	$(0.29)	$1.49	$0.66

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,863	16,827	16,861	16,842
Diluted	16,910	16,827	16,914	16,989

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Sales:
Technical Products	$146.4	$153.9	$286.4	$307.4
Fine Paper and Packaging	107.0	115.8	206.7	227.4
Other	—	1.6	—	3.0
Consolidated	$253.4	$271.3	$493.1	$537.8

Operating Income:
Technical Products	$12.5	$15.8	$23.8	$33.3
Fine Paper and Packaging	12.9	(8.8)	24.8	4.0
Other	—	(6.2)	—	(6.2)
Unallocated corporate costs	(5.6)	(5.1)	(11.4)	(11.3)
Consolidated	$19.8	$(4.3)	$37.2	$19.8

RECONCILIATION OF SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Technical Products
GAAP Operating Income	$12.5	$15.8	$23.8	$33.3
Impairment loss	—	1.1	—	1.1
Restructuring and other non-routine costs	0.4	0.3	0.4	0.3
Pension settlement and other benefit costs	—	0.4	—	0.4
Adjusted Operating Income	12.9	17.6	24.2	35.1

Fine Paper and Packaging
GAAP Operating Income (Loss)	12.9	(8.8)	24.8	4.0
Impairment loss	—	25.1	—	25.1
Idled paper machine costs	2.0	—	2.0	—
2012-15 indirect tax audit costs	0.6	—	0.6	—
Restructuring and other non-routine costs	0.4	—	0.4	—
Pension settlement and other benefit costs	—	0.4	—	0.4
Adjusted Operating Income	15.9	16.7	27.8	29.5

Other/Unallocated Corporate
GAAP Operating Loss	(5.6)	(11.3)	(11.4)	(17.5)
Impairment loss	—	5.8	—	5.8
Restructuring and other non-routine costs	0.1	—	0.1	—
Pension settlement and other benefit costs	—	0.2	—	1.0
Adjusted Operating Loss	(5.5)	(5.3)	(11.3)	(10.7)

Consolidated
GAAP Operating Income (Loss)	19.8	(4.3)	37.2	19.8
Impairment loss	—	32.0	—	32.0
Idled paper machine costs	2.0	—	2.0	—
2012-15 indirect tax audit costs	0.6	—	0.6	—
Restructuring and other non-routine costs	0.9	0.3	0.9	0.3
Pension settlement and other benefit costs	—	1.0	—	1.8
Adjusted Operating Income	$23.3	$29.0	$40.7	$53.9

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$8.1	$9.9
Accounts receivable - net	123.6	114.8
Inventories	127.7	131.6
Prepaid and other current assets	15.8	21.6
Total Current Assets	275.2	277.9
Property, Plant and Equipment - net	385.9	396.2
Lease Right-of-Use Assets	15.2	—
Deferred Income Taxes	12.6	16.4
Goodwill and Other Intangibles - net	152.4	154.7
Other Noncurrent Assets	16.4	16.0
Total Assets	$857.7	$861.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$2.7	$2.3
Lease liabilities payable within one year	2.8	—
Accounts payable	59.4	63.3
Accrued expenses	50.5	55.2
Total Current Liabilities	115.4	120.8
Long-term Debt	221.0	236.8
Deferred Income Taxes	14.2	14.4
Noncurrent Employee Benefits	83.4	92.9
Noncurrent Lease Liabilities	13.2	—
Other Noncurrent Obligations	4.0	6.1
Total liabilities	451.2	471.0
Stockholders’ Equity	406.5	390.2
Total Liabilities and Stockholders’ Equity	$857.7	$861.2

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Operating Activities
Net income	$25.4	$11.4
Depreciation and amortization	19.0	18.5
Stock-based compensation	3.6	3.0
Deferred income tax provision (benefit)	1.9	(3.8)
Impairment loss	—	32.0
Pension settlement and other benefit costs	—	1.8
Loss on asset dispositions	0.1	0.1
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.4)	0.1
Increase in working capital	(7.3)	(18.6)
Pension and other postretirement benefits	(0.9)	(4.4)
Other	(0.4)	(0.3)
Net cash provided by operating activities	41.0	39.8

Investing Activities
Capital expenditures	(9.0)	(15.8)
Purchase of marketable securities	(0.3)	—
Other	(0.3)	(0.2)
Cash used in investing activities	(9.6)	(16.0)

Financing Activities
Long-term borrowings	124.3	150.5
Repayments of long-term debt	(139.9)	(151.5)
Debt issuance costs	(0.4)	—
Cash dividends paid	(15.2)	(13.9)
Shares purchased	(2.0)	(6.3)
Proceeds from exercise of stock options	—	0.3
Cash used in financing activities	(33.2)	(20.9)

Effect of exchange rates on cash and cash equivalents	—	(0.2)
Net increase (decrease) in cash and cash equivalents	(1.8)	2.7
Cash and cash equivalents, beginning of the year	9.9	4.5
Cash and cash equivalents, end of period	$8.1	$7.2